Exhibit 99.1

For more information contact:

AT THE COMPANY	FRB / WEBER SHANDWICK
Patrick O’Sullivan	Claire Koeneman	Joe Calabrese
Vice President, Finance and Accounting	(Analyst Info)	(General Info)
(617) 247-2200	(312) 640-6745	(212) 445-8434
posullivan@heritagerealty.com

FOR IMMEDIATE RELEASE

HERITAGE PROPERTY INVESTMENT TRUST, INC. ANNOUNCES RESULTS
FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

Boston, MA…February 10, 2004…Heritage Property Investment Trust, Inc. (NYSE:HTG) (“Heritage” or the “Company”), today reported results of its operations for the fourth quarter ended December 31, 2003.  Financial highlights for the three months and year ended December 31, 2003 include:

•      Funds from Operations (FFO), a widely accepted measure of REIT performance, increased 16.5% to $31.2 million, or $0.72 per diluted share for the three-month period ended December 31, 2003, as compared to $26.8 million or $0.64 per diluted share for the three-month period ended December 31, 2002.  FFO totaled $116.4 million, or $2.74 per diluted share for the year ended December 31, 2003.

•      Net income attributable to common shareholders increased 12.2% to $10.2 million, or $0.24 per diluted share for the three-month period ended December 31, 2003, as compared to $9.1 million or $0.22 per diluted share for the three-month period ended December 31, 2002.  Net income attributable to common shareholders totaled $40.7 million, or $0.96 per diluted share for the year ended December 31, 2003.

•      Revenue from rentals and recoveries increased 10.1% to $78.7 million for the three-month period ended December 31, 2003, as compared to $71.6 million for the three-month period ended December 31, 2002. Revenue from rentals and recoveries increased 8.9% to $300.7 million for the year ended December 31, 2003 from $276.2 million for the year ended December 31, 2002.

Significant events and transactions of the fourth quarter and year ended December 31, 2003 include:

•      The Company completed the acquisition of a portfolio of eight properties from the Trademark Property Company.  These eight properties are located primarily in the Dallas/Ft. Worth and Houston areas and comprise 1.2 million aggregate square feet of Company-owned gross leaseable area.  Five of these properties, all of which were unencumbered, were acquired in October 2003 for $96 million, and funded through a $60 million bridge loan with a primary term of 120 days and borrowings under the Company’s line of credit.  The remaining three properties were acquired in November 2003 for $67 million, and funded through the assumption of $41 million of mortgage debt and borrowings under the Company’s line of credit.

•      For the year ended December 31, 2003, including the Trademark acquisition, the Company completed the acquisition of eleven properties aggregating 2.1 million square feet of gross leasable area, of which 1.7 million square feet is Company-owned.  The aggregate investment for the eleven properties is $224.2 million and was funded through borrowings under the Company’s line of credit, the assumption of mortgage debt, and the bridge loan noted above.

•      For the year ended December 31, 2003 the Company completed the disposition of ten single tenant properties and one shopping center property.  The net proceeds from the dispositions was $15.5 million, resulting in a gain of $2.7 million.  The proceeds were used to partially repay the Company’s line of credit.

•      The Company completed a secondary public offering of its common stock in December 2003 and sold a total of 3,932,736 shares, including the Underwriters’ over-allotment of 432,736 shares, at a net price of $28.27 per share.  The net proceeds of $111 million were used to repay indebtedness, including the $60 million bridge loan incurred in connection with the Trademark acquisition described above.

•      Fitch initiated coverage on the Company with an investment grade credit rating of BBB- with a stable outlook in December 2003.  This rating adds to the rating of BBB- from Standard & Poors and Baa3 from Moody’s.

•      The Company declared a fourth quarter cash dividend on its common stock of $0.525 per share, which was paid on January 15, 2004.   For the year ended December 31, 2003, the Company declared and paid aggregate cash dividends on its common stock of $2.10 per share.

Significant events and transactions subsequent to year-end include:

•      The Company entered into an agreement to acquire Long Meadow Commons, a 119,000 square foot grocer-anchored community shopping center located in Mundelein, Illinois (a northern Chicago suburb) for approximately $18 million.  The property, which is 96% leased, is anchored by Dominick’s Finer Foods (a subsidiary of Safeway).  The acquisition is expected to be completed in the first quarter of 2004 and is subject to customary closing conditions. The Company anticipates that it will fund the acquisition through borrowings under its line of credit.

•      On January 22, 2004, the Company called for the redemption of all 8.875% Series B Cumulative Redeemable Perpetual Preferred Units of Bradley Operating Limited Partnership, one of its subsidiary operating partnerships.  Heritage will redeem all 2,000,000 of the outstanding Series B Preferred Units on February 23, 2004 at a redemption price of $25.00 per unit, plus approximately $0.3266 of accrued and unpaid distributions, for an aggregate redemption price of approximately $25.3266 per unit.  Payment of the redemption price will be made through LaSalle Bank, as redemption agent.

Commenting on activity during the quarter and the year, Heritage’s Chairman, President and Chief Executive Officer, Thomas C. Prendergast said, “Despite several high profile bankruptcies during the past 24 months, we have delivered solid operating results which met our expectations.  During 2003, we strengthened and geographically diversified our existing portfolio through the completion of over $200 million in acquisitions, including the entry into the Southwest region.  We also strengthened our balance sheet by raising over $100 million in equity.”  Mr. Prendergast added, “As we look ahead to 2004, we remain committed to achieving consistent long-term performance and are focused on continually improving the operating performance and leasing of our core portfolio.”

COMPARABLE RESULTS

The Company completed its initial public offering (“IPO”) on April 29, 2002.  In connection with the IPO, 18,080,556 shares of common stock, including shares issued upon the partial exercise of the underwriters’ over-allotment option, were sold to the public.  In addition, 20,341,767 shares of Series A preferred stock previously outstanding, which shares were required to be excluded from historical diluted per share earnings calculations, automatically converted to shares of common stock on a one-for-one basis.  As a result of these changes in the Company’s capital structure due to the IPO, certain comparisons with prior period results for the year ended December 31, 2002 have generally been eliminated because such results and comparisons would not be meaningful.

OPERATING RESULTS

Same Property Operating Results

With respect to the properties owned and operated by the Company for the three months and year ended December 31, 2003 and 2002, same property net operating income was as follows:

Same Property Operating Data
(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002		2003	2002
Real estate revenue	$72,074	$71,312		$264,029	$261,834
Operating expenses	(21,102)	(21,497)		(79,866)	(76,466)
Net Operating Income	50,972	49,815	2.3%	184,163	185,368	(0.7)%

Less: Lease termination income	(2,533)	(65)		(2,100)	(534)
Add: Lease termination expense	—	—		500	—
Net Operating Income, as adjusted	$48,439	$49,750	(2.6)%	$182,563	$184,834	(1.2)%

Leasing Activity

During the fourth quarter of 2003, the Company executed 129 leases (new and renewed), for 535,000 square feet, and achieved a 3.3% increase over prior rents on a cash basis.  For the year ended December 31, 2003, the Company executed 630 leases (new and renewed), for 2.9 million square feet, and achieved a 5.2% increase over prior rents on a cash basis.

At December 31, 2003, the Company’s total portfolio was 92.0% leased as compared to 93.2% leased at December 31, 2002.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the three-month and year ended December 31, 2003. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

BOARD OF DIRECTOR CHANGES

Heritage also announced today that its Board of Directors elected Michael J. Joyce to join the Board effective in June 2004, following his retirement as an active partner from the public accounting firm, Deloitte & Touche LLP.   Mr. Joyce is currently the New England Managing

Partner of Deloitte.  Mr. Joyce joined the predecessor firm of Deloitte in 1967 and became an accounting and auditing partner in 1975.  Upon joining the Board, Mr. Joyce will serve on the Audit Committee and be designated as the Board’s “audit committee financial expert.”  “We are pleased to have added a professional with Mike’s track record in public accounting as well as general public company management,” stated Mr. Prendergast.  “We look forward to Mike’s insight and his contribution to the Board and the Audit Committee.”

Mr. Joyce’s election follows two recent changes to the Board.  Paul V. Walsh, a director since March 2002, retired as of December 31, 2003.  Robert M. Falzon, a director since September 2000, also stepped down at the end of last year.  “I would like to thank Paul and Rob for their outstanding contributions to the Board and wish them continued success,” noted Mr. Prendergast.

CORPORATE GOVERNANCE INITIATIVES

Heritage also announced a series of corporate governance initiatives, which included the (i) creation of a Corporate Governance Committee, (ii) the approval of a new Code of Ethics for Financial Professionals, Whistleblower Policy and Corporate Governance Guidelines, (iii) the establishment of the position of Lead Director and appointment of independent director Robert J. Watson to serve in that role, (iv) the adoption of new charters for the Audit, Compensation, Nominating and Corporate Governance Committees, and (v) the creation of a new in-house corporate counsel position with responsibilities that include corporate governance and compliance, and the hiring of Stephen H. Faberman, formerly a corporate partner at Bingham McCutchen LLP, Boston, Massachusetts, to fill that position.

The new Corporate Governance Guidelines require, among other things, that the Audit, Compensation, Nominating and Corporate Governance Committees be comprised of solely independent directors, that regular meetings of the independent directors be held and that the Board and the Committees conduct annual evaluations.  “Our implementation of these initiatives, which we consider to be industry best practices, shows our strong commitment to corporate governance and full accountability to our stockholders,” said Mr. Prendergast.

Heritage’s Corporate Governance Guidelines, Committee Charters and Code of Ethics for Financial Professionals will be posted shortly in the Investor Relations section of Heritage’s website at http://www.heritagerealty.com.

4th QUARTER CONFERENCE CALL

Heritage will host a conference call on Wednesday, February 11, 2004, at 10:00 a.m., ET, to discuss the Company’s fourth quarter results.  Stockholders, analysts and other interested parties may participate in this conference call by dialing 800-218-8862 or 303-262-2211 at least five minutes before the scheduled start time.  Investors can also access the call via the Internet at the Company’s website,  http://www.heritagerealty.com.  To listen to a live broadcast, access this site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A replay of the conference call will be available after the call through February 18, 2004 by accessing the Company’s website at http://www.heritagerealty.com or by dialing 800-405-2236 or 303-590-3000, pass-code 565934.

ABOUT HERITAGE PROPERTY INVESTMENT TRUST, INC.

Heritage is a fully integrated, self-administered and self-managed REIT traded on the New York Stock Exchange under the symbol “HTG”.  Heritage acquires, owns, manages, leases and redevelops primarily grocer-anchored neighborhood and community shopping centers in the

Eastern and Midwestern United States.  As of December 31, 2003, the Company had a portfolio consisting principally of 162 shopping centers, located in 29 states and totaling approximately 32.7 million square feet of total gross leasable area, of which 27.5 million square feet is company-owned gross leasable area.  The Company’s shopping center portfolio was approximately 92.0% leased as of December 31, 2003.

Heritage is headquartered in Boston Massachusetts and has an additional 16 regional offices located in the Eastern and Midwestern United States.  In February 2004, Heritage will move its headquarters from 535 Boylston St., Boston to 131 Dartmouth St., Boston, a new office building owned by the joint venture that we entered into with our largest stockholder.

A copy of Heritage’s fourth quarter 2003 “Supplemental Operating and Financial Data” will be available on the Investor Relations section of the Company’s website at http://www.heritagerealty.com.  These materials are also available by written request to:

Investor Relations

Heritage Property Investment Trust, Inc.

131 Dartmouth Street

Boston, MA 02116

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  The forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results.  The factors that could cause actual results to differ materially from current expectations include financial performance and operations of the Company’s shopping centers, including the Company’s tenants, real estate conditions, current and future bankruptcies of the Company’s tenants, execution of shopping center redevelopment programs, the Company’s ability to finance the Company’s operations, successful completion of renovations, completion of pending acquisitions, the availability of additional acquisitions, changes in economic, business, competitive market, leasing and regulatory conditions, acts of terrorism or war and other risks detailed from time to time in filings with the Securities and Exchange Commission.  The forward-looking statements contained herein represent the Company’s judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.

Heritage Property Investment Trust, Inc.

Consolidated Balance Sheets

December 31, 2003 and December 31, 2002

(Unaudited and in thousands of dollars, except per-share data)

	December 31, 2003	December 31, 2002
Assets
Real estate investments, net	$2,166,975	$2,008,504
Cash and cash equivalents	5,488	1,491
Accounts receivable, net of allowance for doubtful accounts of $8,770 in 2003 and $6,389 in 2002	25,514	22,836
Prepaids and other assets	13,477	11,162
Deferred financing and leasing costs	16,014	15,564

Total assets	$2,227,468	$2,059,557

Liabilities and Shareholders’ Equity
Liabilities:
Mortgage loans payable	$632,965	$569,663
Unsecured notes payable	201,490	201,490
Line of credit facility	243,000	234,000
Accrued expenses and other liabilities	82,008	68,275
Accrued distributions	24,438	21,968

Total liabilities	1,183,901	1,095,396

Series B Preferred Units	50,000	50,000
Series C Preferred Units	25,000	25,000
Exchangeable limited partnership units	7,670	8,128
Other minority interest	2,425	2,425

Total minority interests	85,095	85,553
Shareholders’ equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 46,208,574 and 41,504,208shares issued and outstanding at December 31, 2003 and December 31, 2002, respectively	46	42
Additional paid-in capital	1,136,516	1,006,416
Cumulative distributions in excess of net income	(176,267)	(126,803)
Unearned compensation	(1,823)	(1,047)
Total shareholders’ equity	958,472	878,608

Total liabilities and shareholders’ equity	$2,227,468	$2,059,557

Heritage Property Investment Trust, Inc.

Consolidated Statements of Operations

Three Months ended December 31, 2003 and 2002

(Unaudited and in thousands of dollars, except per-share data)

	Three Months Ended December 31,
	2003	2002
Revenue:
Rentals and recoveries	$78,745	$71,551
Interest and other	24	24
Total revenue	78,769	71,575

Expenses:
Property operating expenses	11,492	10,270
Real estate taxes	11,276	11,252
Depreciation and amortization	21,192	17,888
Interest	18,070	16,595
General and administrative	4,812	5,150
Total expenses	66,842	61,155
Income before net allocation to minority interests	11,927	10,420
Income allocated to exchangeable limited partnership units	(87)	(106)
Income allocated to Series B & C Preferred Units	(1,664)	(1,664)
Income before discontinued operations	10,176	8,650
Discontinued operations:
Operating income from discontinued operations	—	416
Income from discontinued operations	—	416
Net income attributable to common shareholders	$10,176	$9,066
Basic per-share data:
Income before discontinued operations	$0.24	$0.21
Income from discontinued operations	—	0.01
Income attributable to common shareholders	$0.24	$0.22

Weighted average common shares outstanding	42,654	41,504

Diluted per-share data:
Income before discontinued operations	$0.24	$0.21
Income from discontinued operations	—	0.01
Income attributable to common shareholders	$0.24	$0.22

Weighted average common and common equivalent shares outstanding	43,044	41,531

Heritage Property Investment Trust, Inc.

Consolidated Statements of Operations

Year ended December 31, 2003 and 2002

(Unaudited and in thousands of dollars, except per-share data)

	Year Ended December 31,
	2003	2002
Revenue:
Rentals and recoveries	$300,678	$276,173
Interest and other	320	88
Total revenue	300,998	276,261

Expenses:
Property operating expenses	44,038	38,937
Real estate taxes	43,676	40,723
Depreciation and amortization	78,964	70,023
Interest	69,415	72,312
General and administrative	20,965	23,351
Loss on prepayment of debt	—	6,749
Total expenses	257,058	252,095
Income before net gain	43,940	24,166
Net gain on sale of real estate investments	—	2,924
Net derivative loss	—	(7,766)
Income before allocation to minority interests	43,940	19,324
Income allocated to exchangeable limited partnership units	(257)	(216)
Income allocated to Series B & C Preferred Units	(6,656)	(6,656)
Income before discontinued operations	37,027	12,452
Discontinued operations:
Operating income from discontinued operations	1,023	1,607
Gain on sales of discontinued operations	2,683	384
Income from discontinued operations	3,706	1,991
Net income	40,733	14,443
Preferred stock distributions	—	(14,302)
Accretion of redeemable equity	—	(328)
Net income (loss) attributable to common shareholders	$40,733	($187)
Basic per-share data:
Income (loss) before discontinued operations	$0.88	($0.07)
Income from discontinued operations	0.09	0.06
Income (loss) attributable to common shareholders	$0.97	($0.01)
Weighted average common shares outstanding	41,963	30,257

Diluted per-share data:
Income (loss) before discontinued operations	$0.87	($0.07)
Income from discontinued operations	0.09	0.06
Income (loss) attributable to common shareholders	$0.96	($0.01)
Weighted average common and common equivalent shares outstanding	42,536	30,286

Heritage Property Investment Trust, Inc.

Calculation of Funds from Operations

(in thousands of dollars, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002 (1)
BASIC FUNDS FROM OPERATIONS:
Net income	$10,176	$9,066	$40,733	$14,443
Add (deduct):
Depreciation and amortization (real estate- related)	21,032	17,715	78,347	69,498
Net gains on sales of real estate	—	—	(2,683)	(3,308)
Preferred stock distributions	—	—	—	(14,302)
Accretion of redeemable equity	—	—	—	(328)
Basic Funds from Operations attributable to common shareholders	$31,208	$26,781	$116,397	$66,003

DILUTED FUNDS FROM OPERATIONS:
Basic Funds from Operations attributable to common shareholders	$31,208	$26,781	$116,397	$66,003
Add:
Assume conversion of Preferred Stock	14,630
Income allocated to exchangeable limited partnership units	87	106	257	216
Diluted Funds from Operations attributable to common shareholders	$31,295	$26,887	$116,654	$80,849

Weighted average shares outstanding – basic	42,654	41,504	41,963	30,257
Add:
Assumed conversion of Preferred Stock	—	—	—	6,603
Weighted average exchangeable limited partnership units	340	340	340	223
Stock options	362	—	211	—
Effect of dilutive stock-based compensation	28	27	22	29
Weighted average shares outstanding – diluted	43,384	41,871	42,536	37,112

Diluted Funds from Operations Per Share	$0.72	$0.64	$2.74	$2.18

(1)   Funds from operations for the year ended December 31, 2002 have been restated to exclude the $6.7 million loss on prepayment of debt, which was previously reported as an extraordinary item, from the calculation pursuant to the adoption of FASB No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, in 2003.

The White Paper on Funds from Operations (“FFO”) approved by NAREIT in March 1995, and revised in November 1999, defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from extraordinary items and sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company believes that FFO is helpful as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay distributions.